Exhibit 5.1

October 19, 2006

Entrust, Inc.,

        One Hanover Park, Suite 800,

                16633 Dallas Parkway,

                        Addison, TX 75001

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933 (the “Act”) of 4,800,000 shares (the “Securities”) of Common Stock, par value $ 0.01 per share, of Entrust, Inc., a Maryland corporation (the “Company”), we, as your counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. Upon the basis of such examination, we advise you that, in our opinion, when the registration statement relating to the Securities (the “Registration Statement”) has become effective under the Act, the terms of the issue and sale of the Securities have been duly established in conformity with the Company’s Articles of Amendment and Restatement of Charter, as amended, and the Company’s 2006 Stock Incentive Plan (the “Plan”), so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, the Securities have been duly issued as contemplated by the Registration Statement and the Plan, and the terms of the awards under which the Securities have been issued and sold have been satisfied, the Securities will be validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the Federal laws of the United States, and the General Corporation Law of the State of Maryland, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

We have relied as to certain factual matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ SULLIVAN & CROMWELL LLP